                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          WASHINGTON GAS LIGHT COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          WASHINGTON GAS LIGHT COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                          WASHINGTON GAS LIGHT COMPANY

                              1100 H STREET, N.W.
                             WASHINGTON, D.C. 20080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Washington Gas Light Company will be held at the Capital Hilton Hotel, 16th and K Streets, N.W., Washington, D.C. 20036, on Wednesday, February 22, 1995, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed Proxy Statement:

        (1) To elect directors for the ensuing year.

        (2) To ratify the appointment of independent public accountants for 1995.

        (3) To authorize a proposed amendment to the Company's Charter (both in the District of Columbia and Virginia):

               Increasing the presently authorized 40,000,000 shares of Common Stock, $1.00 par value, to 80,000,000 shares with a $1.00 par value.

        (4) To consider and take action with respect to a stockholder proposal relating to cumulative voting, if such proposal is brought before the meeting.

        (5) To transact any other business properly brought before the meeting or any adjournment thereof.

     Each holder of Common Stock and of Serial Preferred Stock, $4.25 Series; $5.00 Series; $4.80 Series; $4.60 Convertible Series; and $4.36 Convertible Series is entitled to one vote for each share of such stock standing in the name of such holder on the records of the Company at the close of business on January 4, 1995.

                                             By order of the Board of Directors,

                                                                 Douglas V. Pope
                                                                       Secretary

January 18, 1995

                               ------------------

     PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. EARLY RETURN OF YOUR PROXY CARD WILL SAVE THE COMPANY THE EXPENSE OF ATTEMPTING TO CONTACT YOU AGAIN. THANK YOU.

                          WASHINGTON GAS LIGHT COMPANY

                              1100 H STREET, N.W.

                             WASHINGTON, D.C. 20080

                                                                January 18, 1995

                                PROXY STATEMENT

To the Stockholders:

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Washington Gas Light Company (Company) to be used at the annual meeting of stockholders of the Company to be held on Wednesday, February 22, 1995, and at any adjournment thereof. The meeting will be held at the Capital Hilton Hotel, 16th and K Streets, N.W., Washington, D.C. at 10:00 a.m. If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted "FOR" proposals (1), (2) and (3) and "AGAINST" proposal (4). The proxy may be revoked at any time by notice to the Company or by execution of a later proxy card, to the extent that it has not been exercised.

     Each holder of Common Stock and of Serial Preferred Stock, $4.25 Series; $5.00 Series; $4.80 Series; $4.60 Convertible Series; and $4.36 Convertible Series is entitled to one vote for each share of such stock standing in the name of such holder on the records of the Company at the close of business on January 4, 1995. Outstanding voting securities as of January 4, 1995, consisted of:
21,215,375 shares of Common Stock; 70,600 shares of Serial Preferred Stock, $4.25 Series; 60,000 shares of Serial Preferred Stock, $5.00 Series; 150,000 shares of Serial Preferred Stock, $4.80 Series; 672 shares of Serial Preferred Stock, $4.60 Convertible Series; and 2,532 shares of Serial Preferred Stock, $4.36 Convertible Series. Total outstanding voting securities as of January 4, 1995 were 21,499,179 shares. The matters to be voted upon at the annual meeting are described in this Proxy Statement.

     With respect to the election of Directors, the ten nominees receiving the greatest number of votes shall be elected. With respect to the stockholder proposal, a majority of shares voting on the proposal is required for approval. Abstentions and broker non-votes will not be counted either for or against matters submitted for vote by the stockholders.

                           (1) ELECTION OF DIRECTORS

     At the meeting, ten directors (constituting the entire Board of Directors) are to be elected to hold office for the ensuing year.

     It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors.

                            MICHAEL D. BARNES, age 51, is a partner in the Washington, D.C.
        PHOTO               law firm of Hogan & Hartson. Mr. Barnes was previously a partner in the law firm of Arent, Fox, Kintner, Plotkin & Kahn
                            (1987-1993). Mr. Barnes was United States Representative from
                            Maryland's 8th Congressional District from 1979 to 1987. He was
                            Commissioner of the Maryland Public Service Commission and Vice
                            Chairman of the Washington Metropolitan Area Transit Commission
                            from 1975 to 1978. Mr. Barnes is a graduate of the University of
                            North Carolina and the George Washington University National Law
                            Center, where he received his law degree with honors. Mr. Barnes is active in several civic and business groups, including the
                            Center for National Policy, the University of Maryland
                            Foundation, the International Human Rights Law Group, and the
                            Council on Foreign Relations. Mr. Barnes has been a Director of
                            Washington Gas Light Company since 1991.

                            FRED J. BRINKMAN, age 66, retired in 1991 as a Senior Partner
        PHOTO               with the firm of Arthur Andersen & Co., independent public accountants (Arthur Andersen & Co. is now Arthur Andersen LLP).
                            From 1981-1989, Mr. Brinkman was Area Managing Partner for the
                            Asia-Pacific Area and Managing Partner of the Washington, D.C.
                            office of Arthur Andersen & Co. From 1989 to June 1991, at which time he retired, he was Senior Partner consulting on global initiatives of Arthur Andersen & Co. From 1991 to present, he has engaged in consulting. Mr. Brinkman is a member of several professional and civic organizations, including the American
                            Institute of CPA's, the Boards of Directors of SHARE, Inc. and of
                            the Academy of Economic Education, and Special Olympics
                            International. Mr. Brinkman also serves on the Boards of Charles
                            E. Smith Residential Realty, Inc. and Figgie International, Inc.
                            Mr. Brinkman has been a Director of Washington Gas Light Company since 1992.

                            DANIEL J. CALLAHAN, III, age 62, is Chairman and Chief Executive
        PHOTO               Officer of USLICO Corporation, an insurance holding company, a position he has held since 1992. Mr. Callahan was previously Vice
                            Chairman of American Security Bank (1991-1992) and served as
                            President of MNC Financial Inc. (1987-1991) and Chairman of the
                            Board and Chief Executive Officer of American Security
                            Corporation and American Security Bank, N.A. from 1985-1991. Mr.
                            Callahan also is a Director of FoxMeyer Drug Corporation, USLICO
                            Corporation and is on the Advisory Board of Washington Mutual
                            Investors Fund, and of Ferris, Baker, Watts, Inc. Mr. Callahan is
                            on the Atlantic Council, and the Federal City Council and is a
                            former Chairman of the Greater Washington Research Center. He has
                            been a Director of Washington Gas Light Company since 1989.

                            ORLANDO W. DARDEN, age 64, is President of OWD Enterprises Inc, a
        PHOTO               real estate development firm and is a partner in several real estate limited partnerships. Mr. Darden is a graduate of Howard
                            University. Mr. Darden founded and was President and Chief
                            Executive Officer of Community Federal Savings and Loan
                            Association of Washington, D.C., from 1974 to 1981. He has served as Director of the Pennsylvania Avenue Development Corporation
                            (PADC). He also was a trustee and Chairman of the Investment
                            Committee of the District of Columbia Retirement Board. Mr.
                            Darden is on the Board of Trustees of the Consortium of
                            Universities of the Washington Metropolitan Area and he is also a member of The Greater Washington Board of Trade. He has been a
                            Director of Washington Gas Light Company since 1979 and serves as
                            Chairman of the Audit Review Committee.

                            JAMES H. DEGRAFFENREIDT, JR., age 41, is President and Chief
        PHOTO               Operating Officer of the Company. Mr. DeGraffenreidt joined the
                            Company in 1986 as managing attorney, and was promoted to senior managing attorney in 1988, and then vice president of rates and regulatory affairs in 1991. He was elected senior vice president in May 1993 and was elected President and Chief Operating Officer effective December 1, 1994. Prior to joining Washington Gas Mr.
                            DeGraffenreidt was a partner with a Washington, D.C. law firm where he specialized in public utilities, telecommunications and public finance. Previous to that, he was assistant people's counsel in the Maryland Office of People's Counsel. Mr.
                            DeGraffenreidt earned his Juris Doctor and Master of Business
                            Administration degrees from Columbia University and his Bachelor of Arts degree from Yale College. He is admitted to the District of Columbia Bar and the Maryland Bar, and is a member of the
                            Washington Bar Association and the National Bar Association. He
                            has been a member of the Board of Directors of the Company since
                            December 1, 1994.

                            MELVYN J. ESTRIN, age 52, is Chairman of the Board and Chief
        PHOTO               Executive Officer of FoxMeyer Health Corporation (formerly
                            National Intergroup, Inc.), a diversified holding company
                            involved in steel production, drug wholesaling and the retail chain store business. He is also Chairman and Chief Executive
                            Officer of Ben Franklin Retail Stores, a retail craft store chain. Mr. Estrin is also Chairman of the Board and Chief
                            Executive Officer of Human Service Group, Inc. (1983-present) and is President and a director of HSG Acquisition Co.
                            (1986-present), both of which are private management and
                            investment firms. Mr. Estrin is a Trustee of the University of
                            Pennsylvania and is active with several charitable organizations, including the Endowment Board of the Kennedy Center. Mr. Estrin
                            is a member of The Business Roundtable and a Commissioner of the
                            National Capital Park and Planning Commission. Mr. Estrin is a
                            graduate of the University of Pennsylvania's Wharton School of
                            Finance. Mr. Estrin is a director of FoxMeyer Health
                            Corporation.; FoxMeyer Drug Corporation; Ben Franklin Retail
                            Stores and has been a Director of Washington Gas Light Company since 1991.

                            SHELDON W. FANTLE, age 71, is Chairman and Chief Executive
        PHOTO               Officer of Fantle Enterprises, engaged in consulting and venture capital opportunities. Mr. Fantle was formerly Chairman and Chief
                            Executive Officer of Fantle's Drugstores (1987-90), and Chairman,
                            President and Chief Executive Officer of People's Drug Stores
                            (1972-1987). Mr. Fantle is a graduate of Ohio State University and the University of Cincinnati. Mr. Fantle is active in
                            numerous civic and community organizations, including serving as a Trustee of The American University, a Director of Medlantic
                            Health Care Group, and the National Symphony Orchestra. He also serves as Chairman of the Trustees Assembly of The United Way of
                            the National Capital Area and as a member of the Board of
                            Governors of the United Way of America. Mr. Fantle is a member of the Board of Directors of FoxMeyer Health Corporation and Ben
                            Franklin Retail Stores, Inc. He has been a Director of Washington
                            Gas Light Company since 1984 and serves as Chairman of the
                            Personnel & Compensation Committee.

                            PATRICK J. MAHER, age 58, is Chairman of the Board and Chief
        PHOTO               Executive Officer of the Company. Mr. Maher joined the Company in
                            1974 as Vice President and Chief Financial Officer and was
                            elected Executive Vice President--Finance and Administration in
                            1980. He was President of the Company from October 1987 to
                            November 1992, and he has been Chief Executive Officer since
                            February 1992 and Chairman of the Board since November 1992. Mr.
                            Maher is active in several industry and business groups,
                            including the American Gas Association, where he is a member of the Board of Directors. Mr. Maher serves on the Boards of
                            Directors of the Institute of Gas Technology, Southern Gas
                            Association, the Greater Washington Research Center and Public
                            Utilities Reports, Inc. He is a member of the National Petroleum
                            Council. Mr. Maher is on the Board of Directors of Crestar
                            Financial Corporation and has been a Director of Washington Gas
                            Light Company since 1988.

                            KAREN HASTIE WILLIAMS, age 50, is a Partner with the Washington,
        PHOTO               D.C. law firm of Crowell & Moring, where she specializes in public contract law. Prior to joining Crowell & Moring, Ms.
                            Williams served as Administrator for the Office of Federal
                            Procurement Policy at the Office of Management and Budget
                            (1980-81) and she was Chief Counsel of the Senate Committee on
                            the Budget (1977-1980). Ms. Williams is a member of many
                            professional and civic organizations, including serving as Chair of the American Bar Association Section of Public Contract Law.
                            Ms. Williams is a Director of Crestar Financial Corporation, the
                            Federal National Mortgage Association, Continental Airlines
                            Company and SunAmerica, Inc. Ms. Williams has been a director of
                            Washington Gas Light Company since 1992.

                            STEPHEN G. YEONAS, age 69, is President of the Stephen G. Yeonas
        PHOTO               Company, a real estate investment and development firm. He is a graduate of the American University and the Catholic University
                            of America (Columbus School of Law). In 1946 he founded and served as President (1946-1973) of the Yeonas Company, the largest builder of new homes in the Washington metropolitan area for many years. Mr. Yeonas has been the recipient of numerous professional and civic awards, including American University's
                            Alumni Recognition Award, Catholic University's 1980 Alumni Award
                            for outstanding achievements in the fields of business and finance, Man of the Year Award by the Home Builders Association
                            of Metropolitan Washington, Marketing Man of the Year by the
                            American Marketing Association (Washington Chapter), Virginia
                            Realtor of the Year, the Citizenship of the Year Award (by the
                            American Legion), Member, Northern Virginia Board of Realtors
                            Hall of Fame, Member Home Builders Association of Virginia Hall
                            of Fame and Member, National Association of Home Builders Hall of
                            Fame. Mr. Yeonas also serves on the Board of Directors of
                            Washington Mutual Investors Fund. He has been a Director of
                            Washington Gas Light Company since 1964 and serves as Chairman of the Nominating Committee.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board has established four standing committees:

     The Executive Committee members are: Patrick J. Maher (Chairman), Orlando
W. Darden, Sheldon W. Fantle and Stephen G. Yeonas. There are three alternate members: Michael D. Barnes, Daniel J. Callahan, III and Melvyn J. Estrin. This committee may exercise all of the authority of the Board of Directors when the Board is not in session. This committee met one time during the fiscal year which ended September 30, 1994 (fiscal year 1994).

     The Audit Review Committee members are: Orlando W. Darden (Chairman), Daniel J. Callahan, III, Sheldon W. Fantle, and Stephen G. Yeonas. Functions of the Audit Review Committee include recommending the independent public accountants to be engaged by the Company, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the Company's system of internal controls and the adequacy of the internal audit program. This committee held six meetings during fiscal year 1994.

     The Nominating Committee members are: Stephen G. Yeonas (Chairman), Michael
D. Barnes, Patrick J. Maher and Karen Hastie Williams. Functions of the Nominating Committee include maintaining a roster of persons for consideration as members of the Board of Directors and recommending procedures for filling vacancies on the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders; the name and resume of each such nominee should be sent to the Chairman of the Nominating Committee. This committee did not meet during fiscal year 1994.

     The Personnel & Compensation Committee members are: Sheldon W. Fantle (Chairman), Fred J. Brinkman, Daniel J. Callahan, III and Melvyn J. Estrin. The Personnel & Compensation Committee considers compensation and benefits for directors and officers of the Company and succession planning matters. There were three meetings of this committee during fiscal year 1994.

     The Board of Directors held 11 meetings during fiscal year 1994.
                                ---------------

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid an annual retainer of $15,000 and $900 per meeting of the Board, committee of the Board and stockholders which they attend. Directors who have served a minimum of 5 years on the Board are eligible to receive a retirement benefit which continues for 10 years. For Directors who have 10 years of service at the time of their retirement from the board, the annual benefit is equal to the retainer payable at the time of their retirement from the Board. For Directors who retire after at least 5 years of service but fewer than 10 years of service on the Board, the benefit is ratable (i.e., 50% of the retainer after 5 years of service, 60% after 6 years of service, etc.).

                          BUSINESS RELATIONSHIPS WITH
                            ASSOCIATES OF DIRECTORS

     The law firm of Crowell & Moring, with which Ms. Williams is a partner, performed legal services for the Company during fiscal year 1994.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership information as of January 4, 1995, regarding the Company's outstanding equity securities by each director, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group.

                                                                           AMOUNT
                                                                         AND NATURE      PERCENT
                                                                        OF BENEFICIAL      OF
        TITLE OF CLASS                 NAME OF BENEFICIAL OWNER          OWNERSHIP*       CLASS
- -------------------------------    ---------------------------------    -------------    -------
Common Stock...................    Michael D. Barnes................           500         **
Common Stock...................    Fred J. Brinkman.................         1,000         **
Common Stock...................    Daniel J. Callahan, III..........         3,000         **
Common Stock...................    Patrick E. Clarke................        14,906         **
Common Stock...................    Orlando W. Darden................           200         **
Common Stock...................    James H. DeGraffenreidt, Jr. ....        11,624         **
Common Stock...................    Melvyn J. Estrin.................         2,659         **
Common Stock...................    Sheldon W. Fantle................         9,064         **
Common Stock...................    Frank J. Hollewa.................         7,584         **
Common Stock...................    Jeremiah K. Hughitt..............        19,707         **
Common Stock...................    Patrick J. Maher.................        24,458         **
Common Stock...................    Karen Hastie Williams............           200         **
Common Stock...................    Stephen G. Yeonas................         3,671         **
All directors and executive
  officers as a group:
     Common Stock...................................................       156,500         **

- ---------------
 * All shares are directly owned by persons shown in this table except the following shares which are owned indirectly: (i) 11,772 shares are held by executive officers in the Company's 401(k) plan, (ii) 1,000 shares are owned by Mr. Callahan's wife, and Mr. Callahan disclaims beneficial ownership of those shares, and (iii) 6,200 shares are held by Mr. Clarke's spouse and mother-in-law.
** Less than 1% of class outstanding.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                             ANNUAL COMPENSATION                        AWARDS
                                        ---------------------------------------    ----------------
           NAME AND              FISCAL                         OTHER ANNUAL       RESTRICTED STOCK        ALL OTHER
      PRINCIPAL POSITION         YEAR    SALARY     BONUS       COMPENSATION(2)       AWARDS(3)          COMPENSATION(5)
- -------------------------------  ----   --------   --------     ---------------    ----------------      ---------------
Patrick J. Maher...............  1994   $365,000   $225,000         $3,064             $      0               $6,419
  Chairman of the Board and      1993    335,000    160,000          2,023              665,625(4)             8,937
  Chief Executive Officer        1992    273,333    125,000          1,781                    0                8,674
Jeremiah K. Hughitt............  1994    285,000    145,000          5,177                    0                6,419
  President and Chief            1993    260,000    115,000          2,895              310,625(4)             9,067
  Operating Officer(1)           1992    220,667     80,000          2,553                    0                8,827
James H. DeGraffenreidt,         1994    155,000     65,000            453                    0                5,627
  Jr. .........................  1993    128,333     35,000            125              199,688(4)             5,133
  Senior Vice President(1)       1992    112,333     21,000              7               50,625                4,489
                                 1994    166,000     50,000          1,421                    0                6,160
Patrick E. Clarke..............  1993    151,250     39,000            861              210,781(4)             6,050
  Senior Vice President          1992    128,750     33,000            744                    0                5,150
                                 1994    166,000     50,000            624                    0                6,160
Frank J. Hollewa...............  1993    154,167     40,000            412              177,500(4)             6,167
  Senior Vice President          1992    136,833     36,000            258                    0                5,473

- ---------------

(1) Effective December 1, 1994, Mr. DeGraffenreidt was elected President and Chief Operating Officer, succeeding Mr. Hughitt, who began a leave of absence pending retirement on March 1, 1995.

(2) This column reports taxes paid by the Company on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000.

(3) The number and value of the aggregate restricted stock holdings at the end of fiscal year 1994 for the named executive officers was as follows:
    Patrick J. Maher, 12,000 shares valued at $430,500; Jeremiah K. Hughitt, 7,000 shares valued at $251,125; James H. DeGraffenreidt, Jr., 5,550 shares valued at $199,106; Patrick E. Clarke, 3,800 shares valued at $136,325 and Frank J. Hollewa, 3,600 shares valued at $129,150. The level of restricted stock holdings reported for Mr. DeGraffenreidt at September 30, 1994 does not include 6,000 shares granted on October 25, 1994 nor does it reflect 289 shares returned to the Company as a result of a cashless withholding tax election for shares that vested on November 1, 1994.

(4) Restricted stock awards are reported at the aggregate market value on the date of the grant. The 1993 restricted stock awards shown were granted on March 31, 1993, effective June 1, 1993. The market value on the grant date was $44.375 per share. The number of shares and vesting schedule for restricted shares granted in 1993 for the named executive officers was as follows: Patrick J. Maher, 15,000 shares, with shares vesting in increments of 20% on each anniversary of the effective date of the award, except the last 20% increment which vests on April 20, 1998; Jeremiah K. Hughitt, 7,000 shares, all of which vest on March 1, 1995; James H. DeGraffenreidt, Jr., 4,500 shares with shares vesting in increments of 10% on each anniversary of the effective date of the award; Patrick E. Clarke, 4,750 shares, with shares vesting in increments of 20% on each anniversary of the effective date of the award, except the last 20% increment which vests on September 14, 1998 and Frank J. Hollewa, 4,000 shares, with shares vesting in increments of 10% on each anniversary of the effective date of the award. Dividends are paid on restricted shares from the effective date of the awards.

(5) This column reports the Company's matching contributions to the Section 401(k) plan during the applicable fiscal years.
                                ---------------

     The Company maintains a trusteed, noncontributory pension plan covering all active employees and vested former employees of the Company and its utility subsidiaries. Executive officers also participate in a nonfunded Supplemental Executive Retirement Plan (SERP). Upon normal retirement (age 65), or at age 60 with 30 years of benefit service, each eligible participant is entitled under the SERP to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and final average compensation, including any amounts paid or deferred under the Executive Incentive Compensation Plan.

     The following table shows the estimated annual single life benefits payable under the pension plan and SERP upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

                         FINAL                        YEARS OF BENEFIT SERVICE
                        AVERAGE                 ------------------------------------
                     COMPENSATION                  10            20            30
            -------------------------------     --------      --------      --------
            $100,000.......................     $ 20,000      $ 40,000      $ 60,000
             200,000.......................       40,000        80,000       120,000
             400,000.......................       80,000       160,000       240,000
             600,000.......................      120,000       240,000       360,000
             700,000.......................      140,000       280,000       420,000
             750,000.......................      150,000       300,000       450,000

     Each of the five executive officers named above in the Summary Compensation table has 30 years of benefit service except Mr. DeGraffenreidt, who has 11 years of benefit service. Benefits shown in the pension table are not subject to reductions for Social Security, but are subject to offset for certain other retirement benefits.

                                ---------------

                 REPORT OF PERSONNEL AND COMPENSATION COMMITTEE

     The Personnel and Compensation Committee of the Board of Directors (P & C Committee) has responsibility for recommending levels of executive compensation for consideration by the Company's Board of Directors. The objective of executive compensation is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each executive officer. Executive compensation is also intended to provide rewards and incentive for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

                       ELEMENTS OF EXECUTIVE COMPENSATION

     The P & C Committee's philosophy is that total compensation for each of the Company's officers should be competitive with executives having similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance. To accomplish these objectives, each officer's compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term and long-term incentive compensation is "at risk," in that payment of any such compensation depends upon performance of the individual officer and performance of the Company as a whole.

     The following is a description of these elements of each officer's compensation.

     Base Salary: The P & C Committee intends base salary levels of officers to be set at a level somewhat below market levels for officers of similar experience and responsibility. To reach a competitive level of total compensation, the officer then has an opportunity to earn incentive compensation, as described further below. This approach to determination of base salary is seen by the P & C Committee to better align the interests of the officers of the Company with the interests of the stockholders.

     To determine competitive compensation levels, management of the Company obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer's responsibility and performance, the Chairman and CEO of the Company makes specific recommendations for salary adjustments for all executive officers except himself. The P & C Committee reviews these recommendations in consultation with an independent advisor retained by the P & C Committee. Based on this consultation and the data on industry compensation levels, the P & C Committee makes a final recommendation to the full Board of Directors as to all executive officers, including the Chairman and CEO (whose compensation is described further below).

     For fiscal year 1995 (October 1, 1994 through September 30, 1995), the P & C Committee decided that the officers' base salaries should generally remain unchanged from levels set in FY 1994. The only base salaries which were modified were those of officers whose responsibilities increased and those officers having salaries that were significantly below current market levels. This approach was taken to generally place base salaries below overall market rates, and to leave the opportunity for each officer to meet or exceed market compensation through incentive pay. This practice is designed to encourage higher levels of performance by the Company officers.

     Short-Term Incentive Compensation: Short-Term incentive compensation for executive officers is earned under the Company's Executive Incentive Compensation Plan (EICP). Payments can only be made under the EICP if the Company's rate of return on common stock equity exceeds a threshold amount predetermined annually by the Board of Directors. For Fiscal Year 1994 (FY
1994), that minimum threshold was determined to be the return on equity that results when net income applicable to common stock is at least $48.4 million. For FY 1994, that return on equity was 10.25%. Since the Company earned $59.1 million and 12.5% on its common equity, the threshold was exceeded, and individual awards were allowable under the EICP.

     Individual awards under the EICP are considered by the P & C Committee annually in conjunction with base salary adjustments. The Chairman and CEO makes recommendations to the P & C Committee for EICP awards for each executive officer except himself. These recommendations include evaluation of the following factors applicable to the executive officers: (i) success in meeting established corporate and departmental goals, (ii) controlling costs within established departmental budgets, (iii) effectiveness in areas of leadership, planning and teamwork, and (iv) comparison of incentive compensation in other industry groups, based on data supplied by the outside study of executive compensation. The P & C Committee considers the amount and bases for these recommendations in consultation with its independent advisor and makes final recommendations to the full Board of Directors.

     Long-Term Incentive Compensation: In February 1990, the stockholders of the Company approved the adoption of a Long-Term Incentive Compensation Plan (LTICP). The LTICP provides a long-term element of compensation for executive officers. The plan is intended to promote achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the Executive Officers. Under the LTICP, there may be awards of Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares and Dividend Units. The P & C Committee is the Administrator of the LTICP and has the authority to grant awards under the LTICP. Specific awards are granted based upon consideration of the individual officer's responsibility for, and contribution toward, achievement of long-term objectives in enhancement of the Company's shareholder value, financial stability and competitive position. To date, awards have only been granted in the form of Restricted Stock. No awards were made under the LTICP during FY 1994.

            COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Mr. Maher's base salary was increased in October 1993 to a level intended to be closer to a competitive market base salary. In October 1994, the P & C Committee decided to keep that base salary unchanged for Mr. Maher during FY 1995, reflecting an approach by the P & C Committee that an increased percentage of the total compensation of the Chairman and CEO should be derived from incentive compensation rather than base pay. This approach is also being taken with other executive officers, as explained earlier in this report.

     Mr. Maher received an incentive payment under the EICP applicable to FY 1994 of $225,000, which was 62% of his base salary. EICP payments are incentive compensation which is variable from year to year depending upon performance of the Company compared to its industry peers and accomplishment of established corporate objectives. Mr. Maher's incentive compensation for FY 1994 was based on substantial corporate achievements attained in FY 1994, including (i) a return on common equity of 12.5%; (ii) an increase in earnings to $2.83 per share for FY 1994, compared to $2.62 for FY 1993; and (iii) improvements in the market penetration of the Company.

                                      PERSONNEL AND COMPENSATION COMMITTEE

                                          Sheldon W. Fantle (Chairman)
                                          Fred J. Brinkman
                                          Daniel J. Callahan, III
                                          Melvyn J. Estrin
                                ---------------

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly cumulative total shareholder return on Washington Gas Light Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 1989, and ended September 30, 1994.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*

                                  [FIGURE 1]

                                      WASHINGTON                       DOW JONES
      MEASUREMENT PERIOD               GAS LIGHT      STANDARD &     UTILITY AVER-
    (FISCAL YEAR COVERED)               COMPANY       POOR'S 500          AGE
1989                                    100.00          100.00          100.00
1990                                    109.84           90.75           98.21
1991                                    136.00          119.04          112.46
1992                                    165.33          132.21          124.11
1993                                    203.67          149.42          148.51
1994                                    170.01          154.93          115.35

* Assumes reinvestment of dividends daily for Standard & Poor's 500, quarterly for the Dow Jones Utility Average and Washington Gas Light Company. This calculation is based on $100 invested on September 30, 1989.

                        (2) RATIFICATION OF APPOINTMENT OF
                          INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify the appointment of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 1995. The appointment was made upon the recommendation of the Audit Review Committee, which is composed of directors who are not officers or otherwise employees of the Company. This firm has been similarly employed by the Company since 1949. Representatives of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (2)

                         (3) PROPOSED CHARTER AMENDMENT

                       INCREASING AUTHORIZED COMMON STOCK
         AND MAINTAINING THE COMMON STOCK PAR VALUE OF $1.00 PER SHARE

     The Board of Directors of the Company recommends that (1) the total authorized shares of Common Stock be increased from the presently authorized 40,000,000 to 80,000,000 shares, and (2) that Common Stock par value be maintained at $1.00 par value per share. The Board believes that the Charter Amendment increasing the authorized Common Stock and maintaining the Common Stock par value of $1.00 par value is in the best interests of the Company and its shareholders.

                        INCREASE AUTHORIZED COMMON STOCK

     At its meeting on September 28, 1994, the Board approved, subject to regulatory approvals and shareholder approval of this Charter Amendment, the issuance to stockholders of Common Stock, of one additional share of Common Stock for each share held (a 2 for 1 stock split). The Board thinks this 2 for 1 stock split will be of benefit to the holders of the Company's Common Stock.

     As of September 30, 1994, of the 40,000,000 presently authorized shares of Common Stock, 21,104,238, including 10,927 treasury shares, were issued. As of that date, 687,034 shares were reserved for future issuance, including 25,043 shares that are reserved for issuance upon conversion of Serial Preferred Stock, $4.60 and $4.36 Convertible Series. Also, 337,045 unissued shares were reserved for issuance under the Company's Dividend Reinvestment and Common Stock Purchase Plan (DRP), 46,286 shares were reserved for the Management Savings and Capital Appreciation Plans, 274,200 shares were reserved for the Long-Term Incentive Compensation Plan and 4,460 shares were reserved for Employee Stock Awards Plans. The 2 for 1 stock split will require approximately 21,000,000 shares, including 687,034 shares to satisfy reserve requirements for preferred stock conversions, DRP and other stock plans. Accordingly, there are not sufficient shares available to complete the stock split under present Charter authorization.

     In order to provide sufficient shares for the stock split and a reasonable reserve of authorized (but unissued) Common Stock after the 2 for 1 Common Stock split, it is desirable at this time to authorize an additional 40,000,000 shares. The percentage of outstanding shares of Common Stock to authorized shares of Common Stock (approximately 50%) will remain approximately the same after the proposed increase in authorized Common Stock and the proposed stock split.

     The Board could authorize the public or private offering of additional shares of Common Stock or of debt or other securities convertible into shares of Common Stock. Such offering could be made in exchange for debt or other securities of the Company, in connection with the acquisition of another business or the assets or securities of another business, in connection with a stock split or stock dividend, or for any purpose the Board may in its discretion deem to be in the best interest of the Company and its stockholders, without further action by the stockholders.

                          MAINTAIN PAR VALUE OF $1.00

     The Board also recommends that a par value of $1.00 per share be maintained for the Company's Common Stock. The proposed 2-for-1 stock split would normally reduce the par value by half, to 50(c) per share. The Board believes it is appropriate to maintain the $1.00 par value, and this has no material impact on the Company or its stockholders.

     It is therefore proposed that ARTICLE IV of the Charter be amended to read:

     "The Company shall have authority to issue 81,500,000 shares of capital stock divided into 80,000,000 shares of Common Stock with a $1.00 par value and 1,500,000 shares of Serial Preferred Stock without par value."

     The proposed amendment does not affect the total amount of capital applicable to outstanding Common Stock nor will it change any present right of a holder of Common Stock or of a holder of Serial Preferred Stock. Approval of the Public Service Commission of the District of Columbia and the State Corporation Commission of Virginia is required to issue any of the authorized shares, including the contemplated 2 for 1 Common Stock split approved by the Board.

     Your Board of Directors urges the approval of the Amendment. The Amendment will require the affirmative vote of (1) the holders of more than two-thirds of the outstanding shares of Common Stock entitled to vote at the meeting, and (2) the holders of more than two-thirds of the total outstanding shares (Common Stock and all series of Serial Preferred Stock) entitled to vote at the meeting.
                                ---------------

                            (4) STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given the Company notice of her intention to present a proposal for consideration by the stockholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 140 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.

     YOUR BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY OPPOSE THE ADOPTION OF THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL AND, THEREFORE, RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

                              STOCKHOLDER PROPOSAL

     RESOLVED, "That the stockholders of Washington Gas Light, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement submitted by Mrs. Davis in support of her resolution is as follows:

     REASONS: "Many states have mandatory cumulative voting, so do National Banks." "In addition, many corporations have adopted cumulative voting."

     Last year the owners of 2,482,649 shares, representing over 17.9% of the shares voting, voted for this proposal.

     "If you AGREE, please mark your proxy FOR this resolution."

            OPPOSITION OF YOUR BOARD OF DIRECTORS AND THE MANAGEMENT
                             AND REASONS THEREFOR:

     Your Board of Directors believes it is important for each member of the Board to represent all stockholders, not just a particular interest group or faction.

     Persons serving on this Company's Board of Directors have wide experience in law, public accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the Directors do not believe it is desirable to select candidates for election in that manner.

     These objectives of your Directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of stockholders to elect a particular Director. A Director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular stockholder group. This result would be directly opposite to the purpose of having each member of your Board of Directors represent all stockholders.

     Mrs. Davis has submitted substantially the same proposal in the preceding nine years and it was defeated by a vote of over 80% of shares voting on the proposal each year.

     For these reasons, the Board of Directors and the management oppose the proposed resolution.

     THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.
                                ---------------

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.
                                ---------------

     The Annual Report for 1994, including financial statements, was mailed to stockholders on or about January 5, 1995.

     UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT THESE REQUESTS TO: MARIA FRAZZINI; MANAGER -- FINANCIAL RELATIONS; WASHINGTON GAS LIGHT COMPANY; 1100 H ST., N.W., WASHINGTON, D.C. 20080.

     The solicitation of proxies is being made on behalf of the Board of Directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $6,500, plus expenses, to assist in the solicitation of proxies.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals by stockholders which are intended to be presented at the Company's next annual meeting of stockholders must be received by the Company not later than September 25, 1995.

                                VOTING BY PROXY

     Proxy cards will be voted as specified, but if not otherwise marked they will be voted: "FOR" Proposals (1), (2) and (3) and "AGAINST" Proposal (4).

                                             By order of the Board of Directors,

                                                                 Douglas V. Pope
                                                                       Secretary

January 18, 1995

                         WASHINGTON GAS LIGHT COMPANY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR ANNUAL MEETING FEBRUARY 22, 1995

     I(WE) here appoint Patrick J. Maher and Stephen G. Yeonas and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Directors, which may come before the February 22, 1995 Annual Meeting of the Shareholders of Washington Gas Light Company and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at the Capital Hilton Hotel, 16th and K Streets, N.W., Washington, D.C. on Wednesday, February 22, 1995 at 10 a.m.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THIS PROXY WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPROSAL 4.

                     (Continued and to be signed and dated on the reverse side.)

             /          /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1.

1. Election of all Directors        FOR all nominees   / /      WITHHOLD AUTHORITY to vote     / /
                                    listed below                for all nominees

   Nominees: Michael D. Barnes, Fred J. Brinkman, Daniel J. Callahan, III,
             Orlando W. Darden, James H. DeGraffenreidt, Jr., Melvyn J. Estrin, Sheldon W. Fantle, Patrick J. Maher, Karen Hastie Williams, Stephen G. Yeonas
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

2. Ratification of the Appointment of Auditors.

   FOR     / /     AGAINST     / /     ABSTAIN     / /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 3.

3. Charter Amendment.

   FOR     / /     AGAINST     / /     ABSTAIN     / /

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 4.

4. Stockholder Proposal.

   FOR     / /     AGAINST     / /     ABSTAIN     / /

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                                  Change of Address and
                                                  or Comments Mark Here  / /

      PROXY DEPARTMENT
      NEW YORK, N.Y. 10203-0038

                Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

                Dated:                                   , 19
                      -----------------------------------    ----

                -------------------------------------------------
                                    Signature

                -------------------------------------------------
                            Signature (if held jointly)

                VOTES MUST BE INDICTAED (X)
                IN BLACK OR BLUE INK.                / /



PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                              EDGAR APPENDIX

        In the printed version of this document, photographs of the directors. (Barnes, Brinkman, Callahan, Darden, Estrin, Fantle, DeGraffenreidt, Maher, Williams and Yeonas) appear to the left of the captions as indicated on EDGAR pages two, three, four and five.

        The total return on investment table on page eleven of this document is presented in the printed version by a line graph.